Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

XTO Energy Inc.

Fort Worth, Texas

We consent to the incorporation by reference in this Registration Statement on Form S-3 of XTO Energy Inc. of our report dated March 21, 2003, included in the Annual Report on Form 10-K of XTO Energy Inc. for the year ended December 31, 2002 and to the reference to our firm under the heading “Experts” in the related prospectus. The 2001 and 2000 financial statements and financial statement schedule of XTO Energy Inc. were audited by other auditors who have ceased operations. Those auditors’ report dated March 28, 2002, on those financial statements and financial statement schedule, was unqualified and included an explanatory paragraph that described the Company’s change in method of accounting for its derivative instruments and hedging activities as discussed in Note 1 to the financial statements.

KPMG LLP

Dallas, Texas

April 14, 2003